Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Delivers Second Quarter 2018 Results Above Company Expectations

and Tightens Full Year Guidance Range

HIGHLIGHTS

•	Second quarter 2018 loss per fully diluted share was $(0.36) compared to a loss of $(0.60) for the same period in 2017.
•	Second quarter 2018 adjusted earnings per fully diluted share was $0.37, $(0.14) below second quarter 2017.
•	Second quarter 2018 net sales decreased (4.4)% compared to the same period last year.
•	Second quarter 2018 net sales increased 0.9% compared to the same period last year, excluding the impact of the Soup and Infant Feeding (“SIF”) divestiture (1.1)% and SKU rationalization (4.2)%.
•	TreeHouse tightens 2018 guidance range for adjusted earnings per fully diluted share of $2.05 to $2.35.

Oak Brook, IL, August 2, 2018 — TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter GAAP loss per fully diluted share of $(0.36) compared to a GAAP loss of $(0.60) reported for the second quarter of 2017. The Company reported adjusted earnings per fully diluted share1 of $0.37 in the second quarter of 2018 compared to adjusted earnings of $0.51 for the second quarter of 2017.

“I’m pleased with our results this period as we continued to deliver upon our financial commitments,” said Steve Oakland, Chief Executive Officer and President. “Having spent the last few months listening to our customers, getting to know our employees and visiting our plant and warehouse locations, I am very encouraged by the effort and dedication our organization is putting forth to support TreeHouse 2020. I continue to be excited about the private label opportunity and confident that these programs are the right initiatives to improve the long-term health of the Company.”

“We delivered second quarter earnings above our expectations.  Sales grew 0.9% year over year, excluding the impact of the sale of Soup and Infant Feeding and the SKU rationalization. We were particularly pleased with pricing realization of 1.3% in the quarter, as our teams worked hard to recover freight and commodity inflation,” said Matthew Foulston, EVP and Chief Financial Officer. “Operating income was above our expectations, primarily reflecting lower SG&A expense related to our Structure to Win initiative. We also benefited from a lower than anticipated tax rate in the quarter, driven primarily by legislation enacted in certain jurisdictions that reduced our state income tax expense.”

[1]

Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

OUTLOOK

“Private label continues to be a strategic imperative for our retail partners,” continued Mr. Oakland. “Every day, we strive to provide retailers with high quality food and beverages, coupled with exceptional service. However, we have yet to really leverage our leadership position in private label and unleash the power of scale. Our teams are energized, they’re on board, and we will continue our focus on operational excellence.”

“While our work around process improvement and better discipline in order to drive costs out of the system is ongoing, one of my priorities has been thinking through how we can position our portfolio to best serve the changing retail environment. We have reinvigorated a strategy process across the company, and we are in the process of refining our priorities. I look forward to communicating more detail on our strategy before the end of the year,” concluded Mr. Oakland.

The Company fine-tuned its 2018 guidance for adjusted earnings per fully diluted share to $2.05 to $2.35 and updated its revenue expectation to a range of $5.8 to $6.0 billion, as volumes in the second half of the year are expected to be modestly lower than originally anticipated. Regarding the third quarter of 2018, the Company expects adjusted earnings in the range of $0.50 to $0.60 per fully diluted share. The Company noted that although production has resumed at its Pecatonica non-dairy creamer plant the ramp up period is expected to extend into the fourth quarter.  In addition, while TreeHouse has initiated pricing discussions with customers related to the Canadian import tariffs, the Company does not expect pricing recovery to occur until the fourth quarter of 2018.

The Company is not able to reconcile adjusted earnings per fully diluted share (non-GAAP) to projected reported diluted earnings per share without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.  These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

SECOND QUARTER 2018 FINANCIAL RESULTS

Net sales for the second quarter of 2018 totaled $1,455.8 million compared to $1,522.2 million for the same period last year, a decrease of 4.4%. The change in net sales from 2017 to 2018 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)
SKU rationalization	(4.2)%	(3.5)%
Volume/mix excluding SKU rationalization	(0.5)	0.2
Pricing	1.3	1.2
Product recalls	(0.1)	(0.2)
Divestiture	(1.1)	(1.9)
Foreign currency	0.2	0.2
Total change in net sales	(4.4)%	(4.0)%

The change in net sales was driven by the ongoing efforts to simplify and rationalize low margin SKUs, which contributed 4.2% to the year-over-year decline, and the divestiture of the SIF business in May 2017, which contributed 1.1% to the year-over-year decline. Excluding the impact of SKU rationalization and the SIF divestiture in the second quarter of 2017, net sales increased 0.9% in the second quarter 2018 compared to 2017, driven by the following:

•	Pricing was favorable 1.3% in the second quarter of 2018 compared to 2017 reflecting pricing actions to cover commodity and freight inflation across most customers and product categories.
•	Foreign currency exchange was favorable 0.2% in the second quarter of 2018 compared to 2017.
•	Volume / mix was unfavorable year-over-year mostly driven by declines in the Meals and Baked Goods segments.
•	Included in second quarter 2017 net sales was a $1.3 million product recall reimbursement, which did not repeat in 2018, contributing a 0.1% decrease to the year-over-year change in net sales.

Gross profit as a percentage of net sales was 16.2% in the second quarter of 2018, compared to 18.2% in the second quarter of 2017, a decrease of 2.0 percentage points.  Of this decrease, 0.3 percentage points was related to $1.9 million of expenses associated with restructuring and margin improvement activities compared to a gain of approximately $1.0 million in 2017.  The remaining 1.7 percentage point decrease was primarily due to higher operating costs including costs associated with a labor dispute in the Beverages segment, higher freight and commodity costs, and higher variable incentive compensation.

Operating expenses decreased $67.8 million, or 22.6%, in the second quarter of 2018 compared to the second quarter of 2017. Operating expenses as a percentage of net sales decreased 3.8 percentage points to 15.9% in the second quarter of 2018 from 19.7% in the second quarter of 2017.  Of this decline, 3.1 percentage points was mostly related to $50.0 million of expenses associated with restructuring and margin improvement activities; acquisition, integration, divestiture and related costs; and debt refinancing costs in

2018, compared to an $85.2 million loss on the divestiture of the SIF business and $14.5 million of expense associated with restructuring and margin improvement activities, and acquisition, integration, divestiture and related costs in 2017.  The remaining 0.7 percentage point decline year-over-year was primarily related to savings from the Structure to Win initiative, other cost saving measures, and a decrease in amortization expense reflecting the impairment of customer related intangible assets in the Snacks segment in the fourth quarter of 2017 partially offset by freight increases due to freight cost inflation and increases in the use of the spot market, and increased variable incentive compensation.

Total other expenses, which includes interest expense, interest income, gain on foreign currency exchange, and other (income) expense, net decreased $2.8 million compared to the second quarter of 2017, mostly due to non-cash mark-to-market gains from hedging activities partially offset by unfavorable fluctuations between the U.S. and Canadian dollar during the respective periods.

Income tax benefit of $6.1 million was recorded in the second quarter of 2018 compared to a benefit of $21.8 million for the same period of 2017. The effective tax rate was 23.3%  for the second quarter of 2018 compared to 38.9% for the second quarter of 2017. The change in the effective tax rate for the second quarter of 2018 compared to the second quarter of 2017 was primarily a result of the reduction in the U.S. Federal statutory tax rate, a decrease in the tax deduction related to share-based payments, and a decrease in state tax expense due to enacted legislation in certain jurisdictions. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the second quarter of 2018 was $20.1 million, compared to a net loss of $34.2 million for the same period of the previous year. Adjusted EBITDAS2 was $119.0 million in the second quarter of 2018, a 19.9% decrease compared to the second quarter of 2017. The decrease in adjusted EBITDAS was primarily due to higher operating/freight costs (including costs associated with a labor dispute in the Beverages segment), higher commodity costs and unfavorable mix partially offset by favorable pricing and cost saving initiatives.

The Company's share repurchase program continued in the second quarter with repurchases totaling $12.5 million, or 0.3 million shares. The Company plans to repurchase $55 million of shares through the plan (total annual cap of $150 million) throughout 2018.  The extent to which the Company repurchases shares and the timing of such repurchases will depend on market conditions and other factors.

The Company’s second quarter 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Diluted loss per share per GAAP	$(0.36)	$(0.60)	$(0.96)	$(0.11)
Restructuring programs	0.89	0.14	1.57	0.33
Debt amendment and repurchase activity	0.09	—	0.09	—
Foreign currency loss (gain) on re-measurement of intercompany notes	0.03	(0.05)	0.06	(0.06)
Acquisition, integration, divestiture, and related costs	0.02	1.58	0.02	1.64
Tax indemnification	0.02	—	0.02	—
CEO transition costs	—	—	0.23	—
Product recall reimbursement	—	(0.02)	—	(0.09)
Mark-to-market adjustments	(0.13)	0.04	(0.03)	0.05
Taxes on adjusting items	(0.19)	(0.58)	(0.45)	(0.64)
Adjusted diluted EPS	$0.37	$0.51	$0.55	$1.12

[2] Adjusted EBITDAS is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net loss, the most comparable GAAP measure.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$319.1	$324.3	$665.1	$665.4
Direct operating income	30.7	32.5	58.7	74.4
Direct operating income percent	9.6%	10.0%	8.8%	11.2%

Change in Net Sales from Prior Year

SKU rationalization	(2.2)%	(1.6)%
Volume/mix excluding SKU rationalization	(1.5)	—
Pricing	1.9	1.4
Foreign currency	0.2	0.2
Total change in net sales	(1.6)%	—

The change in net sales in the Baked Goods segment in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to the ongoing efforts to simplify and rationalize low margin SKUs combined with unfavorable volume/mix from competitive pressure, predominately in the dough category, partially offset by favorable pricing and favorable foreign currency. The change in direct operating income margin in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to higher commodity costs, primarily wheat, higher freight due to freight cost inflation and increases in spot market use, and higher warehouse costs, partially offset by lower operating costs and lower selling, general, and administrative expenses.

Beverages

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$236.4	$246.2	$485.5	$514.2
Direct operating income	45.8	60.3	85.3	119.0
Direct operating income percent	19.4%	24.5%	17.6%	23.1%

Change in Net Sales from Prior Year

SKU rationalization	(3.4)%	(2.4)%
Volume/mix excluding SKU rationalization	0.5	(2.3)
Pricing	(1.1)	(0.9)
Total change in net sales	(4.0)%	(5.6)%

The change in net sales in the Beverages segment in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to the ongoing efforts to simplify and rationalize low margin SKUs.  Volume/mix excluding SKU rationalization was favorable due to additional distribution and category gains in the broth and tea categories, partially offset by a labor dispute at one of our Beverage plants along with competitive pressure, principally in the single serve beverages category.  Pricing was unfavorable primarily due to competitive pressure in the single serve beverages category.  The change in direct operating income margin in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to higher commodity costs (primarily oils) that were only partially offset by pricing and higher operating costs, partially offset by lower freight costs due to improvements in logistics efficiency and lower selling, general, and administrative expenses.

Condiments

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$336.1	$344.9	$651.3	$655.0
Direct operating income	36.2	36.0	63.4	67.7
Direct operating income percent	10.8%	10.4%	9.7%	10.3%

Change in Net Sales from Prior Year

SKU rationalization	(4.9)%	(4.5)%
Volume/mix excluding SKU rationalization	(0.2)	1.7
Pricing	1.9	1.5
Foreign currency	0.6	0.7
Total change in net sales	(2.6)%	(0.6)%

The change in net sales in the Condiments segment in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to the ongoing efforts to simplify and rationalize low margin SKUs and unfavorable volume/mix, partially offset by favorable pricing from commodity based price increases and favorable foreign currency exchange rates.  The change in direct operating income margin in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to lower operating costs, lower selling, general, and administrative expenses, and favorable pricing, partially offset by higher commodity costs (primarily packaging, eggs and cucumbers) and higher freight due to freight cost inflation and increases in spot market use.

Meals

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$246.5	$288.4	$523.5	$612.4
Direct operating income	28.4	33.8	58.3	67.8
Direct operating income percent	11.5%	11.7%	11.1%	11.1%

Change in Net Sales from Prior Year

SKU rationalization	(2.8)%	(2.0)%
Volume/mix excluding SKU rationalization	(7.8)	(4.7)
Pricing	2.0	1.9
Divestiture	(5.9)	(9.7)
Total change in net sales	(14.5)%	(14.5)%

The change in net sales in the Meals segment in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to unfavorable volume/mix from competitive pressure (principally in the pasta, ready-to-eat cereal, and dry dinner categories) and the ongoing efforts to simplify and rationalize low margin SKUs.  The divestiture of the SIF business in the second quarter of 2017 also contributed 5.9% to the year-over-year decrease in net sales.  These decreases were partially offset by favorable pricing adjustments due to commodity price inflation. The change in direct operating income margin in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to higher freight due to freight cost inflation and increases in spot market use, increased selling, general, and administrative expenses primarily due to advertising and promotion investments in the pasta category, and higher commodity costs (primarily in durum, flour and packaging), partially offset by lower operating costs from plant closures and supply chain optimization activities.

Snacks

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$317.7	$317.0	$611.6	$607.6
Direct operating income	4.4	10.1	11.1	22.6
Direct operating income percent	1.4%	3.2%	1.8%	3.7%

Change in Net Sales from Prior Year

SKU rationalization	(7.1)%	(6.5)%
Volume/mix excluding SKU rationalization	6.1	5.5
Pricing	1.2	1.7
Total change in net sales	0.2%	0.7%

The change in net sales in the Snacks segment in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to favorable volume/mix due to incremental volume from new customer contracts and favorable pricing from commodity-based price increases, partially offset by the ongoing efforts to simplify and rationalize low margin SKUs.  The change in direct operating income margin in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to higher operating costs, unfavorable mix, and higher freight due to freight cost inflation and increases in spot market use, partially offset by lower selling, general, and administrative expenses.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“adjusted diluted EPS”) reflects adjustments to GAAP (loss) income per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Condensed Consolidated Statements of Operations, is presented above.

Adjusted Net Income, Adjusted EBIT, and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net (loss) income as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted EBIT before depreciation expense, amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net (loss) income for the three and six month periods ended June 30, 2018 and 2017 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the six months ended June 30, 2018 and 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

Conference Call Webcast

A webcast to discuss the Company’s second quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions, except per share data)

	June 30	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98.9	$132.8
Investments	14.0	14.1
Receivables, net	258.3	329.8
Inventories	944.3	918.3
Prepaid expenses and other current assets	118.5	89.7
Total current assets	1,434.0	1,484.7
Property, plant, and equipment, net	1,270.4	1,294.4
Goodwill	2,176.5	2,182.0
Intangible assets, net	737.0	773.0
Other assets, net	42.6	45.2
Total assets	$5,660.5	$5,779.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$698.7	$589.7
Current portion of long-term debt	10.2	10.1
Total current liabilities	708.9	599.8
Long-term debt	2,390.8	2,535.7
Deferred income taxes	173.8	178.4
Other long-term liabilities	201.5	202.1
Total liabilities	3,475.0	3,516.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.3 and 56.6 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(58.4)	(28.7)
Additional paid-in capital	2,131.9	2,107.0
Retained earnings	193.2	245.9
Accumulated other comprehensive loss	(81.8)	(61.5)
Total stockholders’ equity	2,185.5	2,263.3
Total liabilities and stockholders’ equity	$5,660.5	$5,779.3

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$1,455.8	$1,522.2	$2,937.0	$3,058.4
Cost of sales	1,220.0	1,245.6	2,469.3	2,495.4
Gross profit	235.8	276.6	467.7	563.0
Operating expenses:
Selling and distribution	91.7	94.8	200.1	199.4
General and administrative	72.9	82.9	154.0	162.0
Amortization expense	21.3	28.7	43.5	57.3
Other operating expense, net	46.7	94.0	75.6	100.8
Total operating expenses	232.6	300.4	473.2	519.5
Operating income (loss)	3.2	(23.8)	(5.5)	43.5
Other expense:
Interest expense	31.3	31.8	59.8	61.5
Interest income	(0.5)	(0.3)	(2.5)	(3.1)
Loss (income) on foreign currency exchange	1.9	(0.4)	4.4	(0.3)
Other (income) expense, net	(3.3)	1.1	2.9	1.7
Total other expense	29.4	32.2	64.6	59.8
Loss before income taxes	(26.2)	(56.0)	(70.1)	(16.3)
Income taxes	(6.1)	(21.8)	(15.9)	(10.3)
Net loss	$(20.1)	$(34.2)	$(54.2)	$(6.0)

Net loss per common share:
Basic	$(0.36)	$(0.60)	$(0.96)	$(0.11)
Diluted	$(0.36)	$(0.60)	$(0.96)	$(0.11)
Weighted average common shares:
Basic	56.4	57.0	56.4	57.0
Diluted	56.4	57.0	56.4	57.0

Supplemental Information:
Depreciation and amortization	$61.9	$66.6	$128.9	$139.0
Stock-based compensation expense, before tax	6.9	11.1	23.2	18.6

The following table reconciles the Company’s net (loss) income to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three and six months ended June 30, 2018 and 2017:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME,

ADJUSTED EBIT, AND ADJUSTED EBITDAS

		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
		(unaudited in millions)
Net loss per GAAP		$(20.1)	$(34.2)	$(54.2)	$(6.0)
Restructuring programs	(1)	50.6	7.8	89.2	18.8
CEO transition costs	(2)	—	—	13.0	—
Mark-to-market adjustments	(3)	(7.6)	2.3	(2.0)	2.5
Foreign currency loss (gain) on re-measurement of intercompany notes	(4)	1.4	(2.6)	3.3	(3.4)
Product recall reimbursement	(5)	—	(1.4)	—	(5.2)
Acquisition, integration, divestiture, and related costs	(6)	1.1	91.0	1.0	94.7
Debt amendment and repurchase activity	(7)	5.0	—	5.0	—
Tax indemnification	(8)	1.2	—	1.2	—
Less: Taxes on adjusting items		(10.6)	(33.4)	(25.4)	(36.9)
Adjusted net income		21.0	29.5	31.1	64.5
Interest expense		29.6	31.8	58.1	61.5
Interest income		(0.5)	(0.3)	(2.5)	(3.1)
Income taxes		(6.1)	(21.8)	(15.9)	(10.3)
Add: Taxes on adjusting items		10.6	33.4	25.4	36.9
Adjusted EBIT		54.6	72.6	96.2	149.5
Depreciation and amortization	(9)	57.7	64.8	116.5	134.5
Stock-based compensation expense	(10)	6.7	11.1	13.1	18.6
Adjusted EBITDAS		$119.0	$148.5	$225.8	$302.6

			Three Months Ended		Six Months Ended
		Location in Condensed	June 30,		June 30,
		Consolidated Statements of Operations	2018	2017	2018	2017
			(unaudited in millions)
(1)	Restructuring programs	Other operating expense, net	$46.4	$8.8	$75.3	$15.6
		Cost of sales	1.9	(1.0)	11.6	3.2
		General and administrative	2.3	—	2.3	—
(2)	CEO transition costs	General and administrative	—	—	13.0	—
(3)	Mark-to-market adjustments	Other (income) expense, net	(7.6)	2.3	(2.0)	2.5
(4)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (income) on foreign currency exchange	1.4	(2.6)	3.3	(3.4)
(5)	Product recall reimbursement	Net sales	—	(1.3)	—	(3.7)
		Cost of sales	—	(0.1)	—	(1.5)
(6)	Acquisition, integration, divestiture, and related costs	General and administrative	0.8	5.7	0.7	9.3
		Other operating expense, net	0.3	85.2	0.3	85.2
		Other (income) expense, net	—	0.1	—	0.2
(7)	Debt amendment and repurchase activity	General and administrative	0.2	—	0.2	—
		Other (income) expense, net	3.1	—	3.1	—
		Interest expense	1.7	—	1.7	—
(8)	Tax indemnification	Other (income) expense, net	1.2	—	1.2	—
(9)	Accelerated depreciation	Cost of sales	1.9	1.5	10.1	4.2
		General and administrative	2.3	0.3	2.3	0.3
(10)	Stock-based compensation expense included as an adjusting item	General and administrative	0.2	—	10.1	—

TREEHOUSE FOODS, INC.

CASH FLOW KEY METRICS

	Six Months Ended June 30,
	2018	2017
	(In millions)
Net Cash Flows Provided By (Used In):
Operating activities	$231.3	$327.4
Investing activities	(85.7)	(65.0)
Financing activities	(178.0)	(151.3)

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Six Months Ended June 30,
	2018	2017
	(In millions)
Cash flow provided by operating activities	$231.3	$327.4
Less: Capital expenditures	(88.3)	(85.4)
Free cash flow	$143.0	$242.0